Exhibit 1

SALE AND PURCHASE AGREEMENT

DATED AS OF February 17, 2020

BY AND BETWEEN

ECCO AUTO WORLD CORP

AND

Joson Yeo Hung Kwang, Chai Kok Leong and Loke Che Chan, Gilbert

SHAREHOLDERS OF FREE SHARE X-CHANGE LIMITED

THIS AGREEMENT(“Agreement”) is between Ecco Auto World Corporation., a Nevada corporation (referred herein “ECCO”) and Joson Yeo Hung Kwang, Chai Kok Leong and Loke Che Chan, Gilbert, each representing 49.5% ,49.5% and 1% shareholding of Free Share X- Change Limited (collectively referred herein as “SELLERS”), an Anguilla corporation, Collectively the “Parties”

WHEREAS, ECCO desires to purchase 100% of the Issued and Outstanding shares of Free Share X- Change Limited (referred herein “FSX”), together with all of the assets of FSX (the “Business Assets”) on the terms and subject to the conditions set forth herein and;

WHEREAS, FSX owns the property and assets, described more fully in Exhibit A and;

WHEREAS, ECCO has agreed to pay US$15 in cash to the SELLERS to acquire 100% of the shares and assets of FSX and;

WHEREAS, both parties ECCO and SELLERS feels it is in its best interest that the acquisition in is pay at US$15 and;

WHEREAS, JASON WONG CHEE HON, the Director, President, Secretary and Treasurer of ECCO is the Company’s signing authority.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants, agreements, representations and warranties contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

SALE AND PURCHASE OF SHARES

1.1 On the basis of the representations herein contained and on the terms and subject to the conditions set forth herein, SELLERS hereby agrees to sell, assign, transfer convey and deliver to ECCO, 100% of the shares and the assets in FSX, with US$15, together with all of its rights, titles and interests in the business assets and all attendant or related assets, including, but not limited to: proprietary intellectual property, documents, deeds, files, titles, patents, know-how and good-will, together with any other item, assets, products, files, records, documents, signatures, interests or rights pertaining to or relating to the Business Assets in keeping with the intentions and the spirit of this Agreement.

1.2 ECCO hereby agrees to purchase and acquire 100% of the shares of FSX and all of its Business Assets from FSX and agreed to pay an aggregate of US$15 in cash.

1.3 On the basis of the representations herein contained and, on the terms, and subject to the conditions set forth herein, SELLERS hereby agrees to transfer control of the shares and assets of FSX to ECCO at a price of US$15, including 100% of the shares of FSX and all of its assets as described in Exhibit A.

ARTICLE II

CLOSING

2.1 The consummation of the transfer by SELLERS to ECCO, and the acquisition by ECCO of FSX and its assets by payment of US$15 in cash shall occur not later than February 20, 2020 (the “Closing Date”).

2.2 On or before February 20, 2020, SELLERS shall deliver, for transmittal to ECCO, duly authorized, properly and fully executed documents in English, evidencing and confirming the sale of 100% of the shares of FSX and its assets specifically detailing the assets and an asset valuation by a third party valuator.

ARTICLE III

EXECUTION

3.1 ECCO shall execute and deliver to FSX, on the Closing Date, any and all such other documents and instruments, and take or cause to be taken any and all such other and further actions that may be necessary, appropriate or advisable in order to vest fully, and to confirm the purchase and sale, the title to and possession of the Common Shares of ECCO.

3.2 SELLERS shall execute and deliver to ECCO, on the Closing Date, any and all such other documents and instruments, and take or cause to be taken any and all such other and further actions that may be necessary, appropriate or advisable in order to vest fully, and to confirm the purchase and sale, the title to and possession of 100% of the shares of FSX and all of the assets of FSX.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ECCO

ECCO hereby represents and warrants to SELLERS as follows (it being acknowledged that SELLERSS is entering into this Agreement in material reliance upon each of the following representations and warranties, and that the truth and accuracy of each of which constitutes a condition precedent to the obligations of ECCO hereunder):

4.1 Authorization. ECCO, represented by Jason Wong Chee Hon, Director, President, Secretary and Treasurer of ECCO has full power, legal capacity and authority to enter into this Agreement and to consummate the transaction herein contemplated, and to perform all obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of ECCO, and this Agreement is enforceable with respect to SELLERS in accordance with its terms. Neither the execution and delivery of this Agreement, nor the compliance with any of the provisions hereof, will (a) conflict with or result in a breach of, violation of or default under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease, credit agreement or other agreement, document, instrument or obligation to which ECCO is a party or by which ECCO or any of its assets or properties may be bound or (b) violate any judgment, order, injunction, decree, statute, rule or regulation applicable to ECCO or the assets or properties of ECCO.

4.2 Compliance with Securities Laws.

(a) No formal or informal investigation or examination by the Securities and Exchange Commission (the “Commission”) or by the securities administrator of any state is pending or threatened against ECCO.

(b) Neither ECCO, nor any of its directors or officers, have been convicted of any felony or misdemeanour in connection with the sale or purchase of any security or involving the making of any false filing with the Commission.

(c) ECCO is not subject to any order, judgment or decree of any court of competent jurisdiction temporarily, preliminarily or permanently restraining or enjoining such person from engaging in or continuing any conduct or practice in connection with the sale or purchase of any security or involving the making of any false filing with the Commission.

4.3 No undisclosed Issues or Liabilities. ECCO warrants that to the best of its knowledge there are no, issues that might tend to cause damage to ECCO or its shareholders, or state or federal regulatory problems of any description.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLERS

5.1 Authorization. SELLERS has full power, legal capacity and authority to enter into this Agreement, to execute all attendant documents and instruments necessary to consummate the transaction herein contemplated, and to perform all obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of SELLERS and this Agreement is enforceable with respect to SELLERS, in accordance with its terms.

5.2 Compliance with Securities Laws.

(a) No formal or informal investigation or examination by the Commission or by the securities administrator or legal authority of any state or jurisdiction within or outside of the United States, Malaysia, China, Hong Kong or British Virgin Islands, is pending or threatened against SELLERS, or the assets of SELLERS.

(b) Neither SELLERS have not been convicted of any felony or misdemeanour in connection with the sale or purchase of any security or involving the making of any false filing with in any jurisdiction.

(c) SELLERS is not subject to any order, judgment or decree of any court of competent jurisdiction temporarily, preliminarily or permanently restraining or enjoining them from engaging in or continuing any conduct or practice in connection with the sale or purchase of any security or involving the making of any false filing with in any jurisdiction.

5.3 Disclosure of Transference of Control

(a) SELLERS understands and accepts that certain legal and regulatory filings and disclosures will be required in order to properly and legally execute the transfer of control of the shares and assets. Such filings and disclosures include, but are not limited to the filing of a Schedule 14C Information Statement pursuant to Section 14(c) of the Securities Exchange Act of 1934 or a Form 8-K with the United States Securities and Exchange Commission.

(b) one or more filings of the Initial statement of beneficial ownership of securities on Schedule 13D or other similar ownership forms (if any)

(c) SELLERS will assist fully in the preparation and filing of all such required filings in order to fully ensure that all required filings are executed and filed properly and in a timely manner.

5.4 SELLERS warrants that they shall deliver to ECCO all of rights, titles and interests in 100% of the shares of FSX, the company FSX and the assets and all attendant or related assets, including, but not limited to: proprietary intellectual property, maps, documents, deeds, files, titles, patents, know-how and good-will, together with any other item, assets, products, files, records, documents, signatures, interests or rights pertaining to or relating to the Assets in keeping with the intentions and the spirit of this Agreement.

5.5 SELLERS warrants that all translations in English of all documents, as required by the US Securities Act shall be accurate legal translations and that any discrepancy between the original documentation and the English translation, the English translation shall take precedence.

5.6 SELLERS warrants and confirms that immediately upon closing it will, undertake a full and up-to-date audit of the financial position of FSX, which audit will be conducted by an auditor qualified by the Public Company Accountability Oversight Board (P.C.A.O.B.)

ARTICLE VI

MISCELLANEOUS PROVISIONS

6.1 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the Parties hereto, and the heirs and personal representatives of each of them, but shall not confer, expressly or by implication, any rights or remedies upon any other party.

6.2 Confidentiality. The Parties agree that the terms and conditions of this agreement shall be kept strictly confidential and shall not reveal or divulge to any third party or entities other than for regulatory filings or tax purposes and/or pursuant to a court order. The parties further agree that any dissemination of this agreement shall not be made without prior written consent of the other party.

6.3 Governing Law. This Agreement is made and shall be governed in all respects, including validity, interpretation and effect, by the laws of the Hong Kong Special Administrative Region.

6.4 Shares to Be Held In Escrow. The Parties agree that all shares issued, pursuant to the terms and conditions of this agreement, shall be issued as soon as practicable following the signing of this agreement, but all shares so issued SHALL BE HELD IN ESCROW and shall be deemed to be in the full control of the issuing party until the Closing.

6.5 Notices. All notices, requests or demands and other communications hereunder must be in writing and shall be deemed to have been duly made if personally delivered or mailed, postage prepaid, to the parties as follows:

(a) If to ECCO, to:	Ecco Auto World Corporation.
Unit C, 4/F, China Insurance Building, 48 Cameron Road,
Tsim Sha Tsui, Kowloon, Hong Kong.

(b) If to FSX, to:	Free Share X-change Limited
OMC Offices, Babrow Building,
The Valley, AI-2640Anguilla, BWI

Either party hereto may change his address by written notice to the other party given in accordance with this Section 6.5.

6.6 Entire Agreement. This Agreement contains the entire agreement between the Parties and supersedes all prior agreements, understandings and writings between the Parties with respect to the subject matter hereof. Each party hereto acknowledges that no representations, inducements, promises or agreements, verbal or otherwise, have been made by either party, or anyone acting with authority on behalf of either party, which are not embodied herein, and that no other agreement, statement or promise may be relied upon or shall be valid or binding. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated verbally. This Agreement may be amended or any term hereof may be changed, waived, discharged or terminated by an agreement in writing signed by each of the parties hereto.

6.7 Captions and Headings. The article and section headings throughout this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit or add to the meaning of any provision of this Agreement.

6.8 Attorneys’ Fees. In the event of any litigation between the parties hereto, the non-prevailing party shall pay the reasonable expenses, including the attorneys’ fees, of the prevailing party in connection therewith.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the day and year first above written.

ECCO AUTO WORLD CORPORATION.

By:	/s/ Jason Wong Chee Hon
Designated Signing Authority
Jason Wong Chee Hon
Director

SELLERS

By:	/s/Joson Yeo Hung Kwang
Joson Yeo Hung Kwang
Representing 49.5 % shareholding of
Free Share X-change Limited

By:	/s/ Chai Kok Leong
Chai Kok Leong
Representing 49.5 % shareholding of
Free Share X-change Limited

By:	/s/ Loke Che Chan, Gilbert
Loke Che Chan, Gilbert
Representing 1 % shareholding of
Free Share X-change Limited

Exhibit A

List of Assets of Free Share X-change Limited

●	Vtrade Technology Sdn Bhd

Vtrade Technology Sdn Bhd is engaged in provide software development, Information Technology consultancy, providing maintenance for system that runs the same software technology and providing system development. It focuses on Hong Kong and Malaysia clients

In addition, currently, it owns five trademarks as below:

Country of Trademark Registration	Trademark	Certificate/ Reference No
Hong Kong		Registered No : 304745917
Registered No : 304745935
Malaysia		Registered No : 2018015626

Registered No : 2018015627
Registered No : 2018015629

By:	/s/ Joson Yeo Hung Kwang
Designated Signing Authority
Joson Yeo Hung Kwang
Director